     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1994

                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BANCORP HAWAII, INC.
               (Exact name of Issuer as specified in its charter)

        HAWAII                     99-0148992
      (STATE OF           (IRS EMPLOYER IDENTIFICATION
    INCORPORATION)                    NO.)

                              130 MERCHANT STREET
                             HONOLULU, HAWAII 96813
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                         ------------------------------

                 BANCORP HAWAII, INC. STOCK OPTION PLAN OF 1994
                              (FULL TITLE OF PLAN)

                         ------------------------------

                                 DENIS K. ISONO
                              BANCORP HAWAII, INC.
                                 P. O. BOX 2900
                             HONOLULU, HAWAII 96846
                                 (808) 537-8111
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                         ------------------------------

                                    Copy to:
                           J. THOMAS VAN WINKLE, ESQ.
                  CARLSMITH BALL WICHMAN MURRAY CASE & ICHIKI
                 1001 BISHOP STREET, SUITE 2200, PACIFIC TOWER
                             HONOLULU, HAWAII 96813
                                 (808) 523-2500
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                                     MAXIMUM         AGGREGATE        AMOUNT OF
           TITLE OF              AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED (1)    PER SHARE (2)      PRICE (2)         FEE (2)
Common Stock (par value $2 per
 share).......................     1,875,000        $32.8125      $61,523,437.50     $21,215.13

(1) The number of shares of common stock being registered represents the maximum number of shares that may be issued pursuant to the Bancorp Hawaii, Inc. Stock Option Plan of 1994, adjusted upward from 1,250,000 to 1,875,000 shares as a result of the 50% stock dividend declared on January 26, 1994 and payable on March 15, 1994.
(2) In accordance with Rule 457 calculated on the basis of the average of the high and low prices for the common stock on the New York Stock Exchange composite tape on July 26, 1994.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The  following documents are  incorporated by reference  in the Registration
Statement:

    (a) The registrant's latest annual report on Form 10-K, or if the financial statements therein are more current, the registrant's latest prospectus filed pursuant to Rule 424(b) of the Securities Exchange Commission under the
Securities Act of 1933 containing audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

    (b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

    (c) The description of registrant's common stock contained in the registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    LEGAL OPINION. The validity of the shares of common stock to be offered hereunder will be passed upon for the registrant by the law firm of Carlsmith Ball Wichman Murray Case & Ichiki ("Carlsmith Ball"). Charles R. Wichman, one of registrant's directors, is a retired partner of Carlsmith Ball and is the beneficial owner of 31,752 shares of registrant's common stock. One of the Carlsmith Ball attorneys who has participated in the preparation of this Registration Statement, J. Thomas Van Winkle, is the beneficial owner of a total of 15,105 shares of registrant's common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 415-5 of the Hawaii Revised Statutes authorizes a Hawaii corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any issue therein. The indemnification provided by Section 415-5 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. The registrant's Restated Articles of Incorporation provide for the indemnification of the registrant's directors, officers, employees or agents against certain liabilities. Additionally, the registrant maintains insurance under which its directors, officers, employees or agents are insured against certain liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8.  EXHIBITS.

    The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

ITEM 9.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Bancorp Hawaii, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Honolulu, Hawaii, on the 27th day of July, 1994.

                                          BANCORP HAWAII, INC.

                                          By _____/s/_H. HOWARD STEPHENSON______
                                                    H. Howard Stephenson
                                                  CHAIRMAN OF THE BOARD AND
                                                   CHIEF EXECUTIVE OFFICER

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------
               /s/H. HOWARD STEPHENSON                  Chairman of the Board and Chief
                 H. Howard Stephenson                    Executive Officer and Director           July 27, 1994

                          *
                 Lawrence M. Johnson                    President and Director                    July 27, 1994

                          *
                   Peter D. Baldwin                     Director                                  July 27, 1994

                          *
                 Mary G.F. Bitterman                    Director                                  July 27, 1994

                          *
                  Thomas B. Hayward                     Director                                  July 27, 1994

                          *
                   David A. Heenan                      Director                                  July 27, 1994

                          *
                    Stuart T.K. Ho                      Director                                  July 27, 1994

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------

                          *
               Herbert M. Richards, Jr.                 Director                                  July 27, 1994

                          *
                   Fred E. Trotter                      Director                                  July 27, 1994

                          *
                  Charles R. Wichman                    Director                                  July 27, 1994

                          *
                      K. Tim Yee                        Director                                  July 27, 1994

                          *
                    David A. Houle                      Chief Financial Officer                   July 27, 1994

                          *
                    Denis K. Isono                      Chief Accounting Officer                  July 27, 1994

*By /s/H. HOWARD STEPHENSON
(H. Howard Stephenson, Attorney-in-Fact)

                                 EXHIBIT INDEX

                                                                                                         SEQUENTIALLY
     NO.                                            DESCRIPTION                                          NUMBERED PAGE
- -------------  --------------------------------------------------------------------------------------  -----------------
       (4)     Bancorp Hawaii, Inc. Stock Option Plan of 1994........................................

       (5)     Opinion of Carlsmith Ball Wichman Murray Case & Ichiki re legality....................

      (23)(a)  Consent of Ernst & Young..............................................................

          (b)  Consent of Carlsmith Ball Wichman Murray Case & Ichiki
                (See Exhibit (5))....................................................................

      (24)(a)  Power of Attorney of Bancorp Hawaii, Inc. and the Directors and Officers..............

          (b)  Power of Attorney of Chief Accounting Officer Denis K. Isono..........................